Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Announces CEO Succession Plan

SYRACUSE, N.Y. — July 5, 2023 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) today announced that Mark E. Tryniski will retire as the Company’s President and Chief Executive Officer (“CEO”) effective as of December 31, 2023. Since August 2006, Mr. Tryniski has served as the President, CEO and Director of the Company and its wholly owned banking subsidiary, Community Bank, N.A. (the “Bank”). Mr. Tryniski has agreed, if nominated, to serve as a Director of the Company and the Bank until December 31, 2024. The Board of Directors (the “Board”) has selected Dimitar A. Karaivanov, the Company’s Executive Vice President and Chief Operating Officer (“COO”), to succeed Mr. Tryniski effective as of January 1, 2024. In addition, the Board will expand to 13 Directors and appoint Mr. Karaivanov as a Director of the Company and the Bank effective as of January 1, 2024.

Mr. Karaivanov joined the Company in June 2021 as its Executive Vice President of Financial Services and Corporate Development, responsible for the business and financial performance of three of the Company’s four business lines – benefits administration, insurance services and wealth management. In October 2022, he was appointed COO, adding responsibility for the Company’s banking business – Community Bank, N.A. Prior to joining the Company, Mr. Karaivanov served as Managing Director in Lazard’s Financial Institutions Group and has extensive experience as an investment banker for banks, other financial institutions, and fintech companies at a number of leading financial services firms. Mr. Karaivanov holds an MBA degree from The Ohio State University Max M. Fisher College of Business. He is also a graduate of the American Bankers Association’s Stonier Graduate School of Banking.

Eric E. Stickels, Chair of the Board said, “The Company owes a tremendous debt of gratitude to Mark. Mark joined the Company in 2003 as its Chief Financial Officer and has been at the helm since 2006. Under his leadership, the Company has grown from $4.2 billion in total assets to over $15.2 billion in total assets today. Mark is the architect of the Company’s core values of integrity, excellence, teamwork, and humility and has created a corporate culture that embodies these values and an executive team that is poised for continued success. We are delighted that Dimitar has accepted the new position and agreed to continue the Company’s history of building long-term shareholder value. His previous service with the Company has demonstrated that he exemplifies our culture and is ready to lead the Company into the future. We congratulate Mark on his retirement and look forward to his continued service on the Board in order to assist us with a successful transition.”

Mr. Tryniski commented, “It has been an honor and a privilege to be the CEO of the Company and the Bank. When you love what you do every day and who you do it with, it is a bittersweet decision to retire. It has been a joy to work with this dedicated team of talented and hardworking employees and a great Board of Directors focused on disciplined growth. I have every confidence that the Company will continue its history of growth and success under Dimitar’s capable leadership.”

Mr. Karaivanov expressed his excitement for the new role, “I am pleased and humbled to have been selected as the next President and CEO of the Company and the Bank. It has been a true privilege working side-by-side with Mark and I am honored that the Board has put their trust in me to lead this dynamic and diverse team and to uphold Community Bank System’s reputation as a thriving company focused on our clients, communities and colleagues.”

Community Bank System, Inc. is a diversified financial services company focused on four main business lines – banking, benefits administration, insurance services and wealth management. Its banking subsidiary, Community Bank, N.A. is among the country’s 100 largest banking institutions and operates more than 200 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, trust administration and wealth management services through its Community Bank Wealth Management operating unit. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. The Company’s OneGroup NY, Inc. subsidiary is a top 100 U.S. insurance agency. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of the Company’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to or resulting from recent bank failures; current and future economic and market conditions, including the effects on housing prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the potential adverse effects of unusual and infrequently occurring events; management’s estimates and projections of interest rates and interest rate policies; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on the Company’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from the Company’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on the Company’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.